Exhibit 4.14.4

THIRD SUPPLEMENTAL INDENTURE
Dated as of January 30, 2019
to
INDENTURE
Dated as of November 26, 2013,
As supplemented by the
FIRST SUPPLEMENTAL INDENTURE
Dated as of November 26, 2013
And further supplemented by the
SECOND SUPPLEMENTAL INDENTURE
Dated as of December 13, 2016
Among
CBL & Associates Limited Partnership, as Issuer
CBL & Associates Properties, Inc., as Limited Guarantor
The Subsidiaries of the Issuer Signatories Hereto, as Subsidiary Guarantors
and
U.S. Bank National Association, as Trustee

i

THIRD SUPPLEMENTAL INDENTURE
This Third Supplemental Indenture, dated as of January 30, 2019 (this “Third Supplemental Indenture”), among CBL & Associates Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), CBL & Associates Properties, Inc., a Delaware corporation, as limited guarantor (the “Limited Guarantor”), the subsidiaries of the Operating Partnership signatories hereto (the “Subsidiary Guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”), supplements that certain Indenture, dated as of November 26, 2013, among the Operating Partnership, the Limited Guarantor and the Trustee (the “Original Indenture”), as supplemented by the First Supplemental Indenture, dated as of November 26, 2013 (the “First Supplemental Indenture”), and as further supplemented by the Second Supplemental Indenture, dated as of December 13, 2016 (the “Second Supplemental Indenture”). The Original Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture and as further supplemented by this Third Supplemental Indenture, are referred to herein, collectively, as the “Indenture.”
RECITALS
The Operating Partnership has duly authorized the execution and delivery of the Indenture to provide for the issuance from time to time of its unsecured and unsubordinated debentures, notes or other evidences of indebtedness (the “Securities”), unlimited as to principal amount and which will be guaranteed by the Limited Guarantor (to the extent and subject to the limitations set forth in the Indenture), to bear such fixed or floating rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as provided for in the Indenture;
The Second Supplemental Indenture provides that to the extent any subsidiary of the Operating Partnership executed and delivers a guarantee of, or otherwise becomes obligated in respect of the Operating Partnership’s obligations under the Term Loan and Credit Agreements (as defined in the Second Supplemental Indenture), the Operating Partnership shall cause such subsidiary to guarantee the Operating Partnership’s obligations under the Securities; and
The parties are entering into this Third Supplemental Indenture to establish the terms of the subsidiary guarantees that shall apply to the Securities.
NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:
For and in consideration of the premises stated herein, the parties hereto hereby enter into this Third Supplemental Indenture, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE I

DEFINITIONS

Section 1.1Certain Terms Defined in the Indenture.
For purposes of this Third Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture, as amended and supplemented hereby.

ARTICLE II

SUBSIDIARY GUARANTEES

Effective as of the date hereof, the provisions of Article II of this Third Supplemental Indenture shall apply for the benefit of the Holders of all Securities issued under the Indenture, subject to the provisions of Article III of the Second Supplemental Indenture.

Section 2.1    Subsidiary Guarantee Agreement; Form of Subsidiary Guarantee.

The Operating Partnership and the Subsidiary Guarantors by their execution of this Third Supplemental Indenture hereby agree with each Holder of a Security authenticated and delivered by the Trustee, and with each Holder of any Coupon appertaining to any such Security, and with the Trustee on behalf of the Holders, that the Subsidiary Guarantee in the form set forth below shall apply to such Security:
FORM OF SUBSIDIARY GUARANTEE AGREEMENT
THIS SUBSIDIARY GUARANTEE AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”) is made as of January 30, 2019 by and among each of the Subsidiaries of CBL & Associates Limited Partnership (the “Issuer”) listed on the signature pages hereto (collectively, the “Initial Guarantors” and each an “Initial Guarantor”) and those additional Subsidiaries of the Issuer which become parties to this Guaranty by executing a supplement hereto (a “Guaranty Supplement”) in the form attached hereto as Annex I (such additional Subsidiaries, together with the Initial Guarantors, the “Guarantors”), in favor of the Trustee and each holder (collectively, the “Holders” and each a “Holder”) from time to time of the Notes (as defined below). Unless otherwise defined herein, capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Indenture.
W I T N E S S E T H :
WHEREAS, the Issuer is the issuer under an indenture, dated as of November 26, 2013 (the “Original Indenture”), as supplemented by that certain First Supplemental Indenture (the “First Supplemental Indenture”), dated as of November 26, 2013, that certain Second Supplemental Indenture (the “Second Supplemental Indenture”), dated as of December 13, 2016 and that certain Third Supplemental Indenture (the “Third Supplemental Indenture”), dated as of January 30, 2019 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), among the Issuer, CBL & Associates Properties, Inc., a Delaware corporation (the “Limited Guarantor”), and U.S. Bank National Association, as trustee (the “Trustee”), which provides for the issuance from time to time of the Issuer’s unsecured and unsubordinated debentures, notes or other evidences of indebtedness including (A) those certain $450 million aggregate principal amount of the Issuer’s 5.250% Senior Notes Due 2023 (the “2023 Notes”), (B) those certain $300 million aggregate principal amount of the Issuer’s 4.600% Senior Notes Due 2024 (the “2024 Notes”) and (C) those certain $625 million aggregate principal amount of the Issuer’s 5.950% Senior Notes Due 2026 (the “2026 Notes” and, together with the 2023 Notes and the 2024 Notes, the “Notes”);
WHEREAS, the Issuer and Limited Guarantor are entering into that certain Credit Agreement (the “Credit Agreement”), dated the date hereof, between the Issuer, as borrower, the Limited Guarantor (for certain limited purposes) and Wells Fargo Bank, National Association (“Wells Fargo”), and certain other financial institutions named therein (together with Wells Fargo and the certain other financial institutions are collectively referred to herein as “Lenders”), pursuant to which Lenders have agreed to provide a secured revolving credit facility to the Issuer (the “Revolving Facility”), and a secured term loan to the Issuer (the “Term Facility”, and together with the Revolving Facility, the “Facilities”) and as a condition precedent to the extension of the Facilities, the Lenders are requiring certain subsidiaries of Issuer to execute and deliver a guarantee of all obligations under the terms of the Credit Agreement; and
WHEREAS, pursuant to the Second Supplemental Indenture, the Issuer agreed that to the extent any subsidiary of the Issuer executes and delivers a guarantee of, or otherwise becomes obligated in respect of the Issuer’s obligations under the Facilities (as a replacement of (i) the Term Loan Agreement, dated as of July 30, 2013, by and among the Issuer, the Limited Guarantor, and each of the financial institutions party thereto (together with all subsequent amendments thereto and any refinancing thereof, the “2013 Term Loan”), (ii) the Term Loan Agreement, dated as of October 16, 2015, by and among the Issuer, the Limited Guarantor, and each of the financial institutions party thereto (together with all subsequent amendments thereto and any refinancing thereof, the “2015 Term Loan”), (iii) the Fourth Amended and Restated Credit Agreement, dated as of October 16, 2015, by and among the Issuer, the Limited Guarantor, and each of the financial institutions party thereto (together with all subsequent amendments thereto and any refinancing thereof, the “Fourth Amended and Restated 2015 Credit Agreement”), and/or (iv) the Ninth Amended and Restated Credit Agreement, dated as of October 16, 2015, by and among the Issuer, the Limited Guarantor, and each of the financial institutions party thereto (together with all subsequent amendments thereto and any refinancing thereof, the “Ninth Amended and Restated Credit Agreement” and, collectively, with the 2013 Term Loan, the 2015 Term Loan and the Fourth Amended and Restated 2015 Credit Agreement, the “Term Loan and Credit Agreements”)), the Issuer shall cause such subsidiary to guarantee the Issuer’s obligations under the Notes on a senior basis;
WHEREAS, each Guarantor is owned or controlled by the Issuer, or is otherwise an Affiliate of the Issuer; and
WHEREAS, in consideration of the direct and indirect financial and other support and benefits that the Issuer has provided, and such direct and indirect financial and other support and benefits as the Issuer may in the future provide, to the Guarantors, and in consideration of the direct and indirect benefits from the financing arrangements contemplated by the Indenture and the Notes which significantly facilitates the business operations of the Issuer and each Guarantor, each of the Guarantors is willing to guarantee the Issuer’s obligations under the Notes.
NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1.    Representations, Warranties and Covenants. Each of the Guarantors represents and warrants to each Holder and the Trustee as of the date of this Guaranty that:

(a)It is a corporation, limited liability company, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a domestic or foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized would reasonably be expected to have, in each instance, a Material Adverse Effect (as such term is defined in that certain Underwriting Agreement, dated August 29, 2017, among the Issuer, the Limited Guarantor and the other parties thereto (the “Underwriting Agreement”)).

(b)It has the right and power, and has taken all necessary corporate, limited liability company or partnership action required to authorize it, to execute, deliver and perform this Guaranty in accordance with its terms and to perform its obligations hereunder. This Guaranty has been duly executed and delivered by the duly authorized officers of such Guarantor and is a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein and as may be limited by equitable principles generally.

(c)The execution, delivery and performance of this Guaranty in accordance with its terms and the obligations hereunder do not and will not, by the passage of time, the giving of notice, or both (i) require any governmental approval or violate any applicable law relating to such Guarantor, (ii) conflict with, result in a breach of or constitute a default under the organizational documents of such Guarantor, or any indenture, agreement or other instrument to which such Guarantor is a party or by which it or any of its respective properties may be bound, or (iii) result in or require the creation or imposition of any lien upon or with respect to any real property now owned or hereafter acquired by such Guarantor, except in each case for violations, conflicts, defaults or liens which, and approvals the failure to possess which, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as such term is defined in the Underwriting Agreement). It is in compliance with each governmental approval and all other applicable laws relating to it, except for non-compliances which, and governmental approvals the failure to possess which, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as such term is defined in the Underwriting Agreement).

SECTION 2.    The Guaranty. Each of the Guarantors hereby absolutely, irrevocably and unconditionally guarantees, jointly and severally with the other Guarantors, to the Trustee and each Holder of a Note, the full and punctual payment and performance when due (whether at stated maturity, acceleration or otherwise) of (i) the principal of, premium, if any, on, and interest on, the Notes, and interest on the overdue principal of, premium, if any, on, and interest on, the Notes, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or under the Notes or the Indenture, all in accordance with the terms hereof, (ii) all of the agreements, conditions, covenants, and obligations of the Issuer contained in the Notes or the Indenture, (iii) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing, and (iv) all expenses, including, without limitation, attorneys’ fees and disbursements, that are incurred by the Trustee or the Holders in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder, (all of the foregoing being herein referred to collectively as the “Guaranteed Obligations”). Upon the failure by the Issuer, to pay punctually any such amount or perform such obligation, subject to any applicable grace or notice and cure period, each of the Guarantors agrees that it shall forthwith on demand pay such amount or perform such obligation at the place and in the manner specified in the Notes, the Indenture or the relevant other Guaranteed Document, as the case may be. Each of the Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection, and a debt of each Guarantor for its own account. Accordingly, the Holders shall not be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy the Holders may have against the Issuer, each Guarantor, and each other Person who guarantees all or a portion of the Notes (collectively, the “Note Parties”) or any other Person or commence any suit or other proceeding against the Issuer, any other Note Party or any other Person in any court or other tribunal; or (b) to make any claim in a liquidation or bankruptcy of the Issuer, any other Note Party or any other Person.

SECTION 3.    Guaranty Unconditional. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any applicable law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Holders with respect thereto. The obligations of each of the Guarantors hereunder shall be unconditional, irrevocable and absolute, and, without limiting the generality of the foregoing, shall remain in full force and effect without regard to, and shall not be released, discharged, suspended, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

(i)any extension, renewal, settlement, indulgence, compromise, consent to departure from, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any of the Indenture, the Notes, or any other document, instrument or agreement evidencing or relating to any Guaranteed Obligations (the “Guaranteed Documents”), or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the
Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;

(ii)any modification or amendment of or supplement to, or deletion from, or any other action or inaction under or in respect of, any Guaranteed Document or any assignment or transfer of any Guaranteed Document, including, without limitation, any such amendment which may (x) increase the amount of, or the interest rates applicable to, or change the due date of, any of the Guaranteed Obligations guaranteed hereby, (y) change the time, place or manner of payment of all or any portion of the Guaranteed Obligations;

(iii)any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof;

(iv)any change in the corporate, partnership, limited liability company or other existence, structure or ownership of the Issuer or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization, composition, adjustment, dissolution, liquidation or other similar proceeding affecting the Issuer, any other Note Party or any other Person, or any of their respective assets or any resulting release or discharge of any obligation of the Issuer or any other Note Party, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(v)the existence of any defense, claim, setoff, counterclaim or other rights (other than payment and performance in full) which the Guarantors may have at any time or be asserted by any Guarantor or any other Note Party or any other Person against the Issuer, any other guarantor of any of the Guaranteed Obligations, the Holders or any other Person, whether in connection herewith or in connection with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi)any lack of enforceability or validity of the Guaranteed Obligations or any part thereof or any lack of genuineness, enforceability or validity of any Guaranteed Document or any assignment or transfer of any Guaranteed Document, or any other invalidity or unenforceability relating to or against the Issuer or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Indenture or any other Guaranteed Document, or any provision of applicable law, decree, order or regulation purporting to prohibit the payment by the Issuer or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations or otherwise affecting any term of any of the Guaranteed Obligations;

(vii)the election by, or on behalf of, any one or more of the Holders, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (or any successor statute, the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;

(viii)any borrowing or grant of a security interest by the Issuer, as debtor-in-possession, under Section 364 of the Bankruptcy Code;

(ix)the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of the Holders for repayment of all or any part of the Guaranteed Obligations;

(x)any act or failure to act by any Note Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against any other Note Party or any other Person to recover payments made under this Guaranty;

(xi)any application of sums paid by any Note Party or any other Person with respect to the liabilities of any Note Party to any of the Holders, regardless of what liabilities of the Issuer remain unpaid;

(xii)any statement, representation or warranty made or deemed made by or on behalf of any Note Party under any Guaranteed Document, or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect;

(xiii)the failure of any other guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or

(xiv)any other act, or omission to act, or delay of any kind by the Issuer, any other guarantor of the Guaranteed Obligations, the Holders or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 3, constitute a legal or equitable discharge of or a defense available to any Guarantor’s obligations hereunder (other than payment and performance in full) or otherwise reduce, release, prejudice or extinguish its liability under this Guaranty.

The Holders or the Trustee may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in this Section 3 and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guaranteed Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guaranteed Obligations or changing the interest rate that may accrue on any of the Guaranteed Obligations; (b) amend, modify, alter or supplement any Guaranteed Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Guaranteed Obligations, if any; (d) release any Note Party or other Person liable in any manner for the payment or collection of any of the Guaranteed Obligations; (e) exercise, or refrain from exercising, any rights against any Note Party or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guaranteed Obligations in such order as the Holders shall elect.
SECTION 4.    Discharge; Reinstatement In Certain Circumstances. Each of the Guarantors’ obligations hereunder shall remain in full force and effect until the earlier of (a)(i) all Guaranteed Obligations shall have been paid in full in cash and (ii) each Guaranteed Document shall have been terminated or cancelled in accordance with its terms or (b) any such Guarantor ceases to be a guarantor under the Facilities, at which time, subject to all the foregoing conditions, the guarantees made hereunder shall automatically terminate. If any claim is ever made on any Holder for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations, and the Holder repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Holder with any such claimant (including the Issuer or a trustee in bankruptcy for the Issuer), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of any of the Guaranteed Documents and such Guarantor shall be and remain liable to the Holder for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Holder.

SECTION 5.    General Waivers; Additional Waivers.

(a)    General Waivers. Each of the Guarantors irrevocably waives notice of acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice of any kind not provided for herein or under the other Guaranteed Documents, as well as any other act or thing, or omission or delay to do any other act or thing, or any other requirement that at any time any action be taken by any Person against the Issuer, any other guarantor of the Guaranteed Obligations, or any other Person, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.

(b)    Additional Waivers. Notwithstanding anything herein to the contrary, each of the Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives, to the fullest extent permitted by law:

(i)    any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;

(ii)    (1) notice of acceptance hereof; (2) notice of any financial accommodations made or extended under the Guaranteed Documents or the creation or existence of any Guaranteed Obligations; (3) notice of the amount of the Guaranteed Obligations, subject, however, to each Guarantor’s right to make inquiry of the Trustee and the Holders to ascertain the amount of the Guaranteed Obligations at any reasonable time; (4) notice of any adverse change in the financial condition of the Issuer or of any other fact that might increase such Guarantor’s risk hereunder; (5) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Guaranteed Documents; (6) notice of any Event of Default under the Indenture or of any default or event of default under any other Guaranteed Document; and (7) all other notices (except if such notice is specifically required to be given to such Guarantor hereunder or under the Guaranteed Documents) and demands to which each Guarantor might otherwise be entitled;

(iii)    its right, if any, to require the Trustee and the Holders to institute suit against, or to exhaust any rights and remedies which the Trustee and the Holders have or may have against, the other Guarantors or any third party; and each Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and paid in full in cash) of the other Guarantors or by reason of the cessation from any cause whatsoever of the liability of the other Guarantors in respect thereof;

(iv)    (a) any rights to assert against the Trustee and the Holders any defense (legal or equitable), set-off, counterclaim, or claim which such Guarantor may now or at any time hereafter have against the other Guarantors or any other party liable to the Trustee and the Holders unless due to the gross negligence or willful misconduct of the Trustee or such Holder as determined by a court of competent jurisdiction in a final non-appealable judgment; (b) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of sufficiency, validity, or enforceability of the Guaranteed Obligations; (c) any defense such Guarantor has to performance hereunder, and any right such Guarantor has to be exonerated, arising by reason of: (1) the impairment or suspension of the Trustee’s and the Holders’ rights or remedies against the other guarantor of the Guaranteed Obligations; (2) the alteration by the Trustee and the Holders of the Guaranteed Obligations; (3) any discharge of the other Guarantors’ obligations to the Trustee and the Holders by operation of law as a result of the Trustee’s and the Holders’ intervention or omission; or (4) the acceptance by the Trustee and the Holders of anything in partial satisfaction of the Guaranteed Obligations; and (d) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor’s liability hereunder; and

(v)    any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by the Trustee and the Holders; or (b) any election by the Trustee and the Holders under the Bankruptcy Code, to limit the amount of its claim against the Guarantors.

SECTION 6.    Subordination of Subrogation; Subordination of Intercompany Indebtedness.

(a)    Subordination of Subrogation. Unless and until the Guaranteed Obligations have been fully and finally performed and paid in full in cash, the Guarantors (i) shall have no right of subrogation with respect to such Guaranteed Obligations and shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against such Note Party arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty and (ii) waive any right to enforce any remedy which any of the Holders now have or may hereafter have against the Issuer, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person. Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, each Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that such Guarantor may have to the payment in full in cash of the Guaranteed Obligations until the Guaranteed Obligations are paid in full in cash and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the

Guaranteed Obligations are paid in full in cash. Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Trustee and the Holders and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Trustee and the Holders and their successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 6(a). If any amount shall be paid to any Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Trustee and the Holders and shall forthwith pay such amount to the Trustee to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Indenture.

(b)    Subordination of Intercompany Indebtedness. Each Guarantor agrees for the benefit of the Trustee and the Holders that any and all claims of such Guarantor against the Issuer, any other Guarantor hereunder or any other Note Party (each an “Obligor”) with respect to all obligations and liabilities of any Obligor to such Guarantor of whatever description, including, without limitation, any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations; provided that, as long as no Event of Default (as defined in the Indenture) has occurred and is continuing, such Guarantor may receive payments of principal and interest from any Obligor with respect to any Junior Claim. Notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Guarantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Trustee in those assets. No Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Guaranteed Document have been terminated. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Guarantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Trustee for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations and the termination of all Guaranteed Documents, such Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Trustee and shall forthwith deliver the same to the Trustee, in precisely the form received (except for the endorsement or assignment of such Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the

Guarantor as the property of the Trustee. If any such Guarantor fails to make any such endorsement or assignment to the Trustee, the Trustee or any of its officers or employees is irrevocably authorized to make the same. Each Guarantor agrees that until the Guaranteed Obligations have been paid in full (in cash) and satisfied and all Guaranteed Documents have been terminated, no Guarantor will assign or transfer to any Person (other than the Holders) any Junior Claim.

SECTION 7.    Contribution with Respect to Guaranteed Obligations.

(a)    To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following payment in full in cash of the Guarantor Payment and the Guaranteed Obligations, and the termination of each Guaranteed Document, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)    As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.

(c)    This Section 7 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 7 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(d)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

(e)    (i) The payment obligations of any Guarantor under this Section 7 shall be subordinate and subject in right of payment to the Guaranteed Obligations and (ii) the rights of the indemnifying Guarantors against other Guarantors under this Section 7 shall not be exercisable, in each case, until the full payment of the Guaranteed Obligations in cash and the termination of each Guaranteed Document. Subject to Section 6(a) of this Guaranty, this Section shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under applicable law against any other Note Party in respect of any payment of Guaranteed Obligations.

SECTION 8.    Limitation of Guaranty. Notwithstanding any other provision of this Guaranty, it is the intent of each Guarantor, the Trustee and the Holders that in any Proceeding, the maximum amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder (or any other obligations of such Guarantor to the Trustee or the Holders) shall not be subject to avoidance or be deemed unenforceable against such Guarantor in such Proceeding as a result of applicable law, including, without limitation, Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law applied in such Proceeding (such provisions, the “Avoidance Provisions”), whether by virtue of Section 544 of the Bankruptcy Code or otherwise. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Guarantor may have under this Guaranty, any other agreement or applicable law shall be taken into account. Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guaranteed Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of any Guarantor hereunder (or any other obligations of such Guarantor to the Trustee or the Holders), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Trustee and the Holders hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Trustee or the Holders that would not otherwise be available to such Person under the Avoidance Provisions.

“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any applicable law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding‑up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

SECTION 9.    Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Issuer or any Note Party under the Indenture or any other Guaranteed

Document is stayed upon the insolvency, bankruptcy or reorganization of the Issuer, such Note Party or any of their respective Affiliates or otherwise under applicable law, all such amounts otherwise subject to acceleration under the terms of the Indenture or any other Guaranteed Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Trustee.

SECTION 10.    Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Sections 105 and 106 of the Indenture with respect to the Trustee and Holders and, with respect to any Guarantor, in the care of the Issuer at the address of the Issuer set forth in the Indenture, or such other address or telecopy number as such party may hereafter specify for such purpose in accordance with the provisions of Sections 105 and 106 of the Indenture.

SECTION 11.    No Waivers. No failure or delay by the Trustee or any Holder in exercising any right, power or privilege hereunder or otherwise shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Indenture and the other Guaranteed Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 12.    Successors and Assigns. This Guaranty is for the benefit of the Trustee and the Holders and their respective successors and permitted assigns (including, but not limited to, any holder of the Guaranteed Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. No Guarantor shall have any right to assign or transfer its rights or obligations hereunder without the prior written consent of the Trustee (which shall be given only if in accordance with the terms of the Indenture), and any such assignment or transfer in violation of this Section 12 shall be null and void; and in the event of an assignment of any amounts payable under the Indenture or the other Guaranteed Documents in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon each of the Guarantors and their respective successors and assigns.

SECTION 13.    Changes in Writing. Other than in connection with the addition of additional subsidiaries that become parties hereto by executing a Guaranty Supplement hereto in the form attached as Annex I, neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Guarantors and the Trustee (which the Trustee shall execute only if in accordance with the terms of the Indenture), subject to Article 9 of the Indenture.

SECTION 14.    Governing Law; Jurisdiction.

(a)    THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES OF SUCH STATE OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401. EACH OF THE ISSUER, EACH

GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)    EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE TRUSTEE, HOLDERS OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS GUARANTY OR ANY OTHER GUARANTEED DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL, NON-APPEALABLE JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)    EACH GUARANTOR HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE ISSUER AT ITS ADDRESS FOR NOTICES PROVIDED FOR IN THE INDENTURE. SHOULD A GUARANTOR FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THIRTY (30) DAYS AFTER THE MAILING THEREOF, SUCH GUARANTOR SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.

(d)    THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE NOTES AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER GUARANTEED DOCUMENTS, THE TERMINATION OF EACH GUARANTEED DOCUMENT AND THE TERMINATION OF THIS GUARANTY.

SECTION 15.    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

SECTION 16.    Expenses of Enforcement, Etc.

(a)    The Guarantors agree to reimburse the Trustee and the Holders for any reasonable costs and out-of-pocket expenses (including attorneys’ fees) paid or incurred by the Trustee or any Holder in connection with the collection and enforcement of amounts due under the Guaranteed Documents, including without limitation this Guaranty.

SECTION 17.    Financial Information. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Issuer, the other Note Parties and any and all endorsers and/or other guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and each Guarantor hereby agrees that neither the Trustee nor any Holder shall have any duty to advise such Guarantor of information known to any of them regarding such condition or any such circumstances. In the event the Trustee or Holders, in their respective sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Trustee or Holder shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Trustee or Holder, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.

SECTION 18.    Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid or unenforceable under any such applicable law, such provision shall be ineffective to the extent of such prohibition, unenforceability or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

SECTION 19.    Merger. This Guaranty represents the final agreement of each of the Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, among each such Guarantor, the Trustee and the Holders.

SECTION 20.    Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.

SECTION 21.    Termination of Guarantors.

(a)    This Guaranty shall remain in full force and effect with respect to each Guarantor until payment in full of the Guaranteed Obligations and the termination or cancellation of all Guaranteed Documents in accordance with their respective terms; provided that the obligations of any Guarantor under this Guaranty shall automatically terminate, without any action required on the part of the Trustee or any Holder, if such Guarantor is no longer a guarantor or obligor under the Facilities. Accordingly, if the lenders under the Facilities, as applicable, release a Guarantor from its guarantee thereof or obligations as a borrower thereunder, the guarantor’s Guaranty of the Notes and the Indenture shall automatically terminate and the Guarantor shall give prompt written notice to the Trustee of the release of any Guarantor from its Guaranty of the Notes. At the written instruction and expense of the Issuer, the Trustee shall execute and deliver any documents, instructions or instruments evidencing any such release.

(b)    The Guarantor’s Guaranty shall also be released if the Issuer exercises its legal defeasance option under Section 402 of the Indenture or if the Issuer’s obligations under the Indenture are discharged pursuant to Section 401 or Section 402 of the Indenture. At the Issuer’s written instruction, the Trustee shall execute and deliver any documents, instructions or instruments evidencing any such release.

(c)    The obligations of any Guarantor under its Guaranty that are released as described above shall be reinstated if such Guarantor again becomes obligated to guarantee the Notes as contemplated in the Second Supplemental Indenture.

SECTION 22.    JOINT AND SEVERAL OBLIGATIONS. THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE "GUARANTEED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.

SECTION 23.    Payments. All payments to be made by any Guarantor pursuant to this Guaranty shall be made in accordance with payments under the Notes and the Indenture.

SECTION 24.    Electronic Delivery of Certain Information. Each Guarantor acknowledges and agrees that information regarding the Guarantor may be delivered electronically pursuant to Section 106 of the Indenture.

IN WITNESS WHEREOF, each Initial Guarantor has caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

[NAMES OF SUBSIDIARY GUARANTORS] By:______________________________ Name: Title:

ANNEX I TO GUARANTY

Reference is hereby made to the Guaranty (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), dated as of ____________ __, _____, made by those subsidiaries of CBL & Associates Limited Partnership (the “Issuer”) that are listed on the signature pages thereto (each an “Initial Guarantor”, and together with any additional subsidiaries which become parties to the Guaranty by executing Guaranty Supplements thereto substantially similar in form and substance hereto, the “Guarantors”), in favor of the Trustee and each Holder from time to time of the Notes. Each capitalized term used herein and not defined herein shall have the meaning given to it in the Guaranty.
By its execution below, the undersigned, [NAME OF NEW GUARANTOR], a [________________] [corporation] [partnership] [limited liability company] (the “New Guarantor”), agrees to become, and does hereby become, a Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 1 of the Guaranty are true and correct in all respects as of the date hereof.
IN WITNESS WHEREOF, the New Guarantor has executed and delivered this Annex I counterpart to the Guaranty as of this __________ day of _________, 20___.

[NAME OF NEW GUARANTOR]

By:____________________________________
Name:
Title:

[Remainder of Page Intentionally Left Blank]

ARTICLE III

MISCELLANEOUS

Section 3.1    Relationship with Indenture.

The terms and provisions contained in the Indenture will constitute, and are hereby expressly made, a part of this Third Supplemental Indenture. However, to the extent any provision of the Indenture conflicts with the express provisions of this Third Supplemental Indenture, the provisions of this Third Supplemental Indenture will govern and be controlling

Section 3.2    Trust Indenture Act Controls.

If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Third Supplemental Indenture by the Trust Indenture Act, the required provision shall control. If any provision of this Third Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Third Supplemental Indenture as so modified or excluded, as the case may be.

Section 3.3    Governing Law.

This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5- 1401.

Section 3.4    Multiple Counterparts.

The parties may sign multiple counterparts of this Third Supplemental Indenture. Each signed counterpart shall be deemed an original but all of them together represent one and the same Third Supplemental Indenture.

Section 3.5    Severability.

Each provision of this Third Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.

Section 3.6    Ratification.

The Original Indenture, as supplemented and amended by the First Supplemental Indenture and the Second Supplemental Indenture and as further supplemented and amended by this Third Supplemental Indenture, is in all respects ratified and confirmed. The Original Indenture, together with the First Supplemental Indenture, the Second Supplemental Indenture

and this Third Supplemental Indenture, inclusive, shall be read, taken and construed as one and the same instrument. All provisions included in this Third Supplemental Indenture supersede any conflicting provisions included in (i) the Original Indenture, (ii) the First Supplemental Indenture or (iii) the Second Supplemental Indenture, in each case unless not permitted by law and except as otherwise stated herein. The Trustee accepts the trusts created by the Original Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and this Third Supplemental Indenture, inclusive, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this Third Supplemental Indenture. The recitals and statement contained herein shall be taken as the statements of the Operating Partnership, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.

Section 3.7    Headings.

The Section headings in this Third Supplemental Indenture are for convenience only and shall not affect the construction thereof.

Section 3.8    Effectiveness.

The provisions of this Third Supplemental Indenture shall become effective as of the date hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed all as of the day and year first above written.

CBL & ASSOCIATES LIMITED PARTNERSHIP,
as Issuer
By:	CBL Holdings I, Inc., its general partner
	By:	/s/ Farzana Khaleel
Name: Farzana Khaleel
Title: Executive Vice President and
Chief Financial Officer

CBL & ASSOCIATES PROPERTIES, INC.,
as Limited Guarantor
	By:	/s/ Farzana Khaleel
Name: Farzana Khaleel
Title: Executive Vice President and
Chief Financial Officer

U.S. Bank National Association,
as Trustee
	By:	/s/ Hazrat R. Haniff
Name: Hazrat R. Haniff
Title: Assistant Vice President

[Signature Page to Third Supplemental Indenture]

CBL/Imperial Valley GP, LLC
CBL/Kirkwood Mall, LLC
CBL/Madison I, LLC
CBL/Richland G.P., LLC
CBL/Sunrise GP, LLC
Cherryvale Mall, LLC
Hixson Mall, LLC
Imperial Valley Mall GP, LLC
JG Winston-Salem, LLC
Kirkwood Mall Acquisition LLC
Kirkwood Mall Mezz LLC
Layton Hills Mall CMBS, LLC
Madison/East Towne, LLC
Madison/West Towne, LLC
Madison Joint Venture, LLC
Mayfaire GP, LLC
MDN/Laredo GP, LLC
Mortgage Holdings, LLC
Multi-GP Holdings, LLC
Pearland Ground, LLC
Pearland Town Center GP, LLC,
each as a Subsidiary Guarantor

By:	CBL & Associates Limited Partnership,
as the chief manager of each of the above listed
limited liability companies
By:	CBL Holdings I, Inc., its general partner

By:	/s/ Farzana Khaleel
Farzana Khaleel
Executive Vice President and CFO

...........................................................................................................................

[Signature Page to Third Supplemental Indenture]

Frontier Mall Associates Limited Partnership
Turtle Creek Limited Partnership,
each as a Subsidiary Guarantor

By:	CBL & Associates Limited Partnership,
as the general partner of each of the above listed
limited partnerships
By:	CBL Holdings I, Inc., its general partner

By:	/s/ Farzana Khaleel
Farzana Khaleel
Executive Vice President and CFO
...........................................................................................................................

POM-College Station, LLC, as a Subsidiary Guarantor

By:	CBL & Associates Limited Partnership,
its managing member
By:	CBL Holdings I, Inc., its general partner

By:	/s/ Farzana Khaleel
Farzana Khaleel
Executive Vice President and CFO
...........................................................................................................................

CBL RM-Waco, LLC, as a Subsidiary Guarantor

By:	CBL/Richland G.P., LLC, its managing member

By:	CBL & Associates Limited Partnership,
as the chief manager of the managing member
of the above listed limited liability company
By:	CBL Holdings I, Inc., its general partner

By:	/s/ Farzana Khaleel
Farzana Khaleel
Executive Vice President and CFO

...........................................................................................................................

[Signature Page to Third Supplemental Indenture]

Arbor Place Limited Partnership, as a Subsidiary Guarantor
By:	Multi-Holdings GP, LLC, its general partner

Imperial Valley Mall II, L.P., as a Subsidiary Guarantor
By:	Imperial Valley Mall GP, LLC, its general partner

Imperial Valley Mall, L.P., as a Subsidiary Guarantor
By:	CBL/Imperial Valley GP, LLC, its general partner

Mayfaire Town Center, LP, as a Subsidiary Guarantor
By:	Mayfaire GP, LLC, its general partner

Pearland Town Center Limited Partnership, as a Subsidiary Guarantor
By:	Pearland Town Center GP, LLC, its general partner

By:	CBL & Associates Limited Partnership,
as the chief manager of the general partner of each
of the above listed limited partnerships

By:	CBL Holdings I, Inc., its general partner

By:	/s/ Farzana Khaleel
Farzana Khaleel
Executive Vice President and CFO
...........................................................................................................................

CBL SM-Brownsville, LLC, as a Subsidiary Guarantor
By:	CBL/Sunrise GP, LLC, its chief manager

Mall Del Norte, LLC, as a Subsidiary Guarantor
By:	MDN/Laredo GP, LLC, its chief manager

By:	CBL & Associates Limited Partnership,
as the chief manager of the chief manager
of each of the above listed limited liability companies
By:	CBL Holdings I, Inc., its general partner

By:	/s/ Farzana Khaleel
Farzana Khaleel
Executive Vice President and CFO
...........................................................................................................................

[Signature Page to Third Supplemental Indenture]

CBL/Westmoreland I, LLC, as a Subsidiary Guarantor
CBL/Westmoreland II, LLC, as a Subsidiary Guarantor

By:	CW Joint Venture, as the chief manager
of each of the above listed limited liability companies

By:	CBL & Associates Limited Partnership,
Its manager

By:	CBL Holdings I, Inc., its general partner

By:	/s/ Farzana Khaleel
Farzana Khaleel
Executive Vice President and CFO
...........................................................................................................................

[Signature Page to Third Supplemental Indenture]

CBL/Westmoreland, L.P., as a Subsidiary Guarantor

By:	CBL/Westmoreland I, LLC, its general partner

By:	CW Joint Venture, its chief manager

By:	CBL & Associates Limited Partnership,
Its manager

By:	CBL Holdings I, Inc., its general partner

By:	/s/ Farzana Khaleel
Farzana Khaleel
Executive Vice President and CFO
...........................................................................................................................

CW Joint Venture, LLC, as a Subsidiary Guarantor

By:	CBL & Associates Limited Partnership,
its manager

By:	CBL Holdings I, Inc., its general partner

By:	/s/ Farzana Khaleel
Farzana Khaleel
Executive Vice President and CFO

...........................................................................................................................

[Signature Page to Third Supplemental Indenture]